Exhibit 10.1

NOTE CONVERSION AGREEMENT

This Note Conversion Agreement (“Agreement”) is entered into as of October 15, 2020 by and between PetVivo Holdings, Inc. (the “Company”) and David B. Masters (“Masters”).

RECITALS

WHEREAS, the Company issued to Masters that certain Promissory Note, dated September 1, 2020, in the aggregate principal amount of $195,000 (as amended, restated, supplemented or otherwise modified from time to time, the “Note”); and

WHEREAS, the parties desire to enter into this Agreement to memorialize the conversion of all outstanding principal under the Note and a conversion fee in the amount of $3500 (the “Conversion Amount”) into units (the “Units”) consisting of one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and one warrant (a “Warrant”) to purchase one share of Common Stock, as set forth on the signature page hereto, as part of the Company’s first contemplated public offering of Units (“Public Offering”) facilitated by ThinkEquity, a division of Fordham Financial Management, Inc. (“ThinkEquity”).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Masters agree as follows:

1.	Conversion of Note. The number of Units to be issued pursuant to the conversion of the Note contemplated by this Agreement shall be determined by dividing the Conversion Amount by the per Unit price at which the Company sells Units in the Public Offering. The Conversion Amount shall be calculated as of the date of closing of the Public Offering.

2.	Lock-Up. Masters shall not, for a period of one hundred and eighty (180) days after the date of the closing of the Public Offering (the “Lock-Up Period”), without the prior written consent of ThinkEquity (which consent may be withheld in its sole discretion), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, to register, any shares of Common Stock, warrants, or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic benefits or risks of ownership of shares of Common Stock, or warrants, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock, warrants or other securities, in cash or otherwise, or publicly disclose the intention to enter into any transaction described in clause (1) or (2) above.

3.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

4.	Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5.	Assignment and Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, transferees and assigns, and no other Person shall have any right, benefit or obligation hereunder.

6.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of State of Minnesota, without regard to the conflict of law provisions thereof.

7.	Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof.

8.	Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

10.	Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery. The addresses for the parties are as follows:

If to PetVivo Holdings, Inc.:

PetVivo Holdings, Inc.

5251 Edina Industrial Blvd.

Edina, MN 55439

Attn: John Lai

Email: jlai@petvivo.com

If to Masters, to the address set forth on Master’s signature page hereto.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

PETVIVO HOLDINGS, INC.			DAVID B. MASTERS:

By:	/s/ John Lai	By:	/s/ David B. Masters
	John Lai		David B. Masters
Chief Executive Officer

Entire unpaid amount owed pursuant to the Note:

$196,000 comprising the Note principal of $192,500 plus and a conversion fee in the amount of $3500

Number of Units issuable upon conversion of the Note pursuant to Section 1:

TBD Upon Public Offering Closing

Address for Notice:

3601 Park Center Blvd. Apt. 707 St. Louis Park, MN 55416